Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS RETAINS SOUTHWEST SECURITIES, INC. TO EXPLORE
STRATEGIC ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

DALLAS, Texas – October 6, 2005 – DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, announced today that it had retained Southwest Securities, Inc. to explore a range of strategic alternatives intended to enhance shareholder value.  Such alternatives may include, but are not limited to, the sale of securities or assets of the Company or the combination, sale or merger of the business with another entity or strategic partner.  The Company indicated that there can be no assurance as to the outcome or success of the Southwest Securities, Inc. engagement or the Company’s efforts to enhance shareholder value.

DG Systems will report its financial results for the three months ended September 30, 2005 in mid November.

About DG Systems, Inc. (www.dgsystems.com)

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools.  DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, over 3,700 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content.  DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville, Kentucky.

-more-

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

# # #